Exhibit 4.8
RIO TINTO LIMITED
RULES OF THE RIO TINTO MANAGEMENT SHARE PLAN 2007

Directors’ Adoption:	13 March 2007
Expiry Date:	13 March 2017
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref Anne Croft

Table of Contents

Contents		Page

1	Granting Awards	1
2	Awards	2
3	Conditional Awards and Matching Awards	3
4	Vesting of Awards	3
5	Consequences of Vesting	4
6	Leaving the Group before Vesting	4
7	Variations in share capital, demergers and special distributions	6
8	Takeovers and restructurings	6
9	Exchange of Awards	8
10	General	8
11	Changing the Plan and termination	11
12	Overriding restrictions on transfer of Shares	11
13	Governing law and jurisdiction	11
14	Definitions	11

i

Rules of the Rio Tinto Management Share Plan 2007
1	Granting Awards
1.1	Shares subject to Awards

Awards may only be satisfied by the transfer of existing Shares. No new Shares may be issued under the Plan.

1.2	Eligibility

The Directors may grant an Award to any employee of the Group excluding an executive director of the Company or a product group chief executive.

1.3	Timing of Award

Awards may not be granted at any time after the Expiry Date and Awards may only be granted within 42 days starting on any of the following:
1.3.1	the day after the announcement of the Company’s results;

1.3.2	any day on which the Directors resolve that exceptional circumstances exist which justify the grant of Awards; or

1.3.3	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

1.3.4	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
1.4	Vesting Conditions

When granting an Award, the Directors may make its Vesting conditional on the satisfaction of one or more conditions. A Vesting Condition must be specified at the time the Award is made and may provide that an Award will lapse if a Vesting Condition is not satisfied. The Directors may waive or change a Vesting Condition in accordance with its terms or if anything happens which causes them reasonably to consider it appropriate. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any Vesting Condition is satisfied or waived.

1.5	Matching Awards

The Directors may establish conditions for and grant Matching Awards at any time during the Vesting Period for a Conditional Award

The Vesting of a Matching Award is conditional on the Participant retaining the Shares which are subject to the Conditional Award to which the Matching Award is linked, on terms specified at the time the Matching Award is granted, and is subject to such other Vesting Conditions as the Directors see fit.

1.6	Number of Shares the Subject of an Award
1.6.1	The Directors must, at the time of the grant of a Conditional Award or a Matching Award, determine the number of Shares subject to the Award (the Base Number of Shares).

1.6.2	The Directors may, at the time of the grant of such an Award, also determine that the Award includes a right to receive, upon Vesting of some or all of the Base Number of Shares, a number of Additional Shares calculated in accordance with the following formula:

X = D / P, rounded down to the nearest whole number, where

X is the number of Additional Shares

D is the aggregate cash amount of all Dividends which would have been paid to the relevant Participant in respect of the Base Number of Shares subject to the Award that have Vested, if that number of Shares had been registered in the name of the relevant Participant on the date of grant of the Award, excluding any imputed or associated tax credits or rebates, such as any Australian franking credits.

P is the average of the closing price of Shares on the financial market operated by ASX Limited over the five Business Days ending on the date of the Vesting of the Award.
1.7	Award certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award is made. The certificate may be the notice referred to in 2.1 (Terms of Awards) or any other document. If any such certificate is lost or damaged the Company may replace it on such terms as it decides.

1.8	No payment

A Participant is not required to pay for the grant of any Award.

1.9	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after the Award is notified to him, by giving written notice to any person nominated by the Company. If this happens, the Award will be deemed never to have been granted. A Participant is not required to pay for the disclaimer.
2	Awards
2.1	Terms of Awards

Awards are subject to the rules of the Plan and any terms and conditions specified at the time of grant and must be granted by notice. The terms of the Award, as determined by the Directors, must be specified in the notice and must include:
2.1.1	whether the Award is:
(i)	a Conditional Award; and/or

(ii)	a Matching Award linked to a Conditional Award.
2.1.2	the Base Number of Shares subject to the Award;

2.1.3	whether the Award includes a right to receive any Additional Shares;

2.1.4	any Vesting Condition;

2.1.5	the terms of a Matching Award, if granted at the same time as the grant of the Conditional Award, including the Retention Period and the number of Shares which must be retained. Any Matching Award granted subsequent to the time of the grant of the Conditional Award will be specified separately;
2.1.6	the date of Vesting, unless specified in a Vesting Condition.
3	Conditional Awards and Matching Awards

3.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to a Conditional Award or a Matching Award until the Shares are transferred to the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of a Conditional Award or a Matching Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 3.2 does not apply to the transmission of a Conditional Award or Matching Award on the death of a Participant to his personal representatives.

4	Vesting of Awards

4.1	Timing of Vesting — Award subject to a time-based Vesting Condition

Where an Award is subject to a Vesting Condition, which is not dependent on performance but only on the passing of a period of time, the Award Vests subject to rules 6 (Leaving the Group before Vesting) and 8 (Takeovers and restructurings), on the date of Vesting set by the Directors on the grant of the Award or, if on that date a Dealing Restriction applies to a Participant, the first date on which it ceases to apply to him.

4.2	Timing of Vesting — Award subject to a performance-based Vesting Condition

Where an Award is subject to a Vesting Condition which is based on performance, as soon as reasonably practicable after the end of the Vesting Period, the Directors will determine whether and to what extent the Vesting Condition has been satisfied and how many Shares Vest for each Award. The Award Vests, to the extent determined, subject to rules 6 (Leaving the Group before Vesting) and 8 (Takeovers and restructurings), on the date on which the Directors make their determination or, if on that date a Dealing Restriction applies to a Participant, the first date on which it ceases to apply to him. .

4.3	Time of Vesting — Matching Award

Where an Award Vests under rule 4.1 or 4.2 and is linked to a Matching Award, the Base Number of Shares in respect of the Matching Award capable of Vesting is determined at the same time. Those Shares Vest at the end of the Retention Period, subject to any Vesting Condition and to rules 6 (Leaving the Group before Vesting) and 8 (Takeovers and restructurings), or, if on that date a Dealing Restriction applies to a Participant, the first date on which it ceases to apply to him. The Matching Award lapses if the Participant disposes of the Vested Shares before the end of the Retention Period (other than for the purposes of discharging a liability to tax in respect of the Vested Shares) unless the Directors determine otherwise.

4.4	Lapse

To the extent any Vesting Condition is not satisfied the Award lapses, unless otherwise specified in the Vesting Condition. If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

5	Consequences of Vesting

5.1	Conditional Award

Within 30 days of Vesting of a Conditional Award or a Matching Award, the Company will arrange (subject to rule 5.2 (Withholding)) for the transfer to or to the order of the Participant of the number of Shares in respect of which the Award has Vested.

5.2	Withholding

The Company or any employing company may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale or reduction in number of any Shares unless the Participant discharges the liability himself.

6	Leaving the Group before Vesting

6.1	General rule on leaving employment

Unless rule 6.2 applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee of a Member of the Group.

6.2	Leaving in exceptional circumstances
6.2.1	If a Participant ceases to be an employee of any Member of the Group for any of the reasons set out below, then his Awards will Vest as described in rule 6.3 and 6.4 and lapse as to the balance. The reasons are:
(i)	ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be under the Control of the Company;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group;

(v)	redundancy;

(vi)	transfer of employment to Rio Tinto plc or any subsidiary of it; or

(vii)	any other reason, except dismissal for misconduct, if there are exceptional circumstances and the Directors so decide.

6.2.2	The Directors must exercise any discretion provided for in rule 6.2.1 within 14 days after notification of the cessation of the relevant Participant’s employment has been received by the Company. Except for the purposes of determining normal Vesting, the Award will be treated as not lapsing until the end of the 14 day period, or if earlier, the date on which the Directors decide not to exercise the discretion.
6.3	Vesting — Award subject to a time-based Vesting Condition

Where rule 6.2 applies to an Award which is not dependent on performance but only on the passing of a period of time, the Award does not lapse, but will Vest as soon as practicable after the termination, The Award must be reduced pro rata to reflect the proportion of the Vesting Period which has not elapsed.

6.4	Vesting — Award subject to a performance-based Vesting Condition

Where rule 6.2 applies to an Award which is subject to a performance-based Vesting Condition, the Award does not lapse, and the extent to which it will Vest is measured in accordance with rule 4.2 at the end of the Vesting Period. However, the Directors may decide in their discretion that the Vesting Period in respect of an Award should be treated as ending on the date of the termination of employment, and that the Award should Vest immediately, to the extent that the Vesting Condition has been satisfied (as determined by the Directors in the manner specified in the Vesting Condition or in such manner as they consider reasonable). The Award must be reduced pro rata to reflect the proportion of the Vesting Period which has not elapsed.

6.5	Vesting — Matching Award

If a Conditional Award Vests under rule 6.3 or 6.4, any linked Matching Award Vests at the same time, irrespective of any Retention Period. If a Participant’s employment terminates after the Vesting of the Award to which a Matching Award is linked, in circumstances where rule 6.2 applies, the Matching Award does not lapse, but Vests on the date of termination, or if later, on the date on which the Directors decide that Rule 6.2 applies. In both cases, the Matching Award is reduced pro rata to reflect the proportion of the Vesting Period and/or Retention Period which has not elapsed on the date of termination.

6.6	Death

If a Participant dies, his Awards Vest on the date of death, subject to pro rata reduction to reflect the proportion of the Vesting Period and/or Retention Period which has not elapsed on the date of death. However, an Award which is subject to a performance-based Vesting Condition only Vests to the extent that it has been satisfied as at the date of death. It lapses as to the balance. The Directors will determine the extent to which the Vesting Condition has been satisfied and the proportion as to which it will Vest in the manner specified in the Vesting Condition or, if this is not specified in the Vesting Condition, in such manner as they consider reasonable.

6.7	Meaning of “ceasing to be an employee”

For the purposes of this rule 6, a Participant is not treated as ceasing to be an employee of any Member of the Group until he ceases to be an employee of all Members of the Group.

7	Variations in share capital, demergers and special distributions

7.1	Adjustment of Awards

If there is:
7.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

7.1.2	a demerger (in whatever form); or

7.1.3	a special dividend or distribution,
the Directors may adjust the number or class of Shares or securities comprised in a Conditional Award and a Matching Award.

7.2	Notice

The Company may notify Participants of any adjustment made under this rule 7.

8	Takeovers and restructurings

8.1	Takeovers
8.1.1	Where a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, an Award Vests, subject to rule 8.1.3, on the date the person obtains Control but, in the case of an Award which is subject to a performance-based Vesting Condition, only to the extent that the Vesting Condition has been satisfied as determined by the Directors under rule 8.1.2, and in the case of all Awards the Directors may decide that the Award is reduced pro rata to reflect the acceleration of Vesting. The Award lapses as to the balance unless exchanged under rule 8.1.3. .

8.1.2	Where an Award which is subject to a performance-based Vesting Condition Vests under rule 8.1.1, the Directors will determine the extent to which the Vesting Condition has been satisfied and the proportion of the Award which will Vest.

8.1.3	An Award will not Vest under rule 8.1.1 but will be exchanged under rule 9 (Exchange of Awards) to the extent that:
(i)	an offer to exchange the Award is made to and accepted by a Participant; or

(ii)	the Directors, with the consent of the Acquiring Company, decide before the person obtains Control that the Award will be automatically exchanged.
8.2	Schemes of arrangement
8.2.1	When a court sanctions a compromise or arrangement in connection with the acquisition of Shares, an Award Vests, subject to rule 8.2.3, but, in the case of an Award which is subject to a performance-based Vesting Condition, only to the extent that the Vesting Condition has been satisfied as determined by the Directors under rule 8.2.2, and in the case of all Awards the Directors may decide that the Award is reduced pro rata to reflect the acceleration of Vesting. The Award lapses as to the balance unless exchanged under rule 8.2.3. This rule applies to a court sanction under Section 411 of the Corporations Act 2001 or equivalent procedure under local legislation.

8.2.2	Where an Award which is subject to a performance-based Vesting Condition Vests under rule 8.2.1, the Directors will determine the extent to which the Vesting Condition has been satisfied and the proportion of the Award which will Vest.

8.2.3	An Award will not Vest under rule 8.2.1 but will be exchanged under rule 9 (Exchange of Awards) to the extent that:
(i)	an offer to exchange the Award is made to and accepted by a Participant; or

(ii)	the Directors, with the consent of the Acquiring Company, decide before court sanction that the Award will be automatically exchanged.
8.3	Demergers or other corporate events
8.3.1	If the Directors become aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rules 8.1 (Takeovers), or 8.2 (Schemes of arrangement) which, in the opinion of the Directors would affect the current or future value of any Award, the Directors may allow an Award to Vest but, in the case of an Award which is subject to a performance-based Vesting Condition, only to the extent that the Vesting Condition has been satisfied as determined by the Directors under rule 8.3.2 and in the case of all Awards the Directors may decide that the Award is reduced pro rata to reflect the acceleration of Vesting and is subject to any other conditions the Directors may decide to impose. Where the Directors allow part of an Award to Vest, the Award lapses as to the balance.

8.3.2	Where an Award which is subject to a performance-based Vesting Condition Vests under rule 8.3.1, the Directors will determine the extent to which the Vesting Condition has been satisfied and the proportion of the Award which will Vest.

8.3.3	The Company will notify any Participant who is affected by the Directors exercising their discretion under this rule.
8.4	Directors

In this rule 8, “Directors” means those people who were members of the remuneration committee of the Company immediately before the change of Control.

8.5	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:
8.5.1	suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Directors); or

8.5.2	become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then if the Participant continues to hold an office or employment with a Member of the Group, the Directors may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest to the extent they permit and will lapse as to the balance.
9	Exchange of Awards

9.1	Timing of exchange

Where an Award is to be exchanged under rule 8 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

9.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:
9.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

9.2.2	must be equivalent to the existing Award, subject to rule 9.2.4;

9.2.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 9.2.4, Vests in the same manner and at the same time;

9.2.4	must either:
(i)	be subject to a Vesting Condition which is, so far as possible, equivalent to any Vesting Condition applying to the existing Award; or

(ii)	not be subject to any Vesting Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 8.1 or 8.2, and Vest at the end of the Vesting Period;
9.2.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or the body corporate determined under rule 9.2.1.
10	General

10.1	Terms of employment
10.1.1	For the purposes of this rule, “Employee” means any employee of a Member of the Group.

10.1.2	This rule applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

10.1.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.1.4	No employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

10.1.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

10.1.6	The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

10.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.
10.1.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of the rules, including this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Vesting Condition, in consideration for, and as a condition of, the grant of an Award under the Plan.

10.1.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee.
10.2	Directors’ decisions final and binding

The decision of the Directors on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

10.3	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares or may direct participants to a relevant website.

10.4	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer to bear the costs in respect of an Award to that Participant.

10.5	Regulations

The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

10.6	Data protection

By participating in the Plan the Participant consents to the holding, processing, use and disclosure of personal information relating to the Participant by any Member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:
10.6.1	administering and maintaining Participant records;

10.6.2	providing personal information to Members of the Group (and to Rio Tinto plc and its subsidiaries), registrars, brokers or third party administrators of the Plan; and

10.6.3	providing personal information to future purchasers of the Company or the business in which the Participant works,

in each case whether or not the personal information is transferred from one country to another country (including if the information about the Participant is transferred to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country).
10.7	Consents

All transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in Australia or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

10.8	Constitution

Any Shares acquired under the Plan are subject to the constitution of the Company from time to time in force.

10.9	Notices
10.9.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:
(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;
or in either case such other address which the Company considers appropriate.
10.9.2	Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11	Changing the Plan and termination

11.1	Directors’ powers

The Directors may at any time change the Plan in any way, including the addition of special provisions (which may be contained in an appendix) governing Awards to employees in specified countries. However Rule 1.1 (no issue of new Shares) may not be changed to include the issue of new Shares or treasury shares and Rule 1.2 (Eligibility) may not be changed to permit the grant of Awards to an executive director of the Company without the prior approval of the Company in general meeting.

11.2	Notice

The Directors may give written notice of any changes made to any Participant affected.

12	Overriding restrictions on transfer of Shares

Notwithstanding any term or condition of this Plan, Shares may not be assigned, acquired or dealt with under this Plan if to do so would contravene the Corporations Act 2001, the ASX Listing Rules or any other applicable laws, regulations or listing rules or where the compliance with any applicable law, regulation or listing rule would in the opinion of the Directors be unduly onerous or impractical.

In addition, these rules (including the exercise of any discretions) are subject to all applicable laws, regulations and listing rules.

13	Governing law and jurisdiction

The Plan, all Awards and their construction are governed by the law of Victoria, Australia. Victorian Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Award.

14	Definitions

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“Additional Shares” means the number of Shares included in an Award as determined under Rule 1.6.2;

“associated body corporate” of the Company means:
(a)	a body corporate that is a related body corporate of the Company;

(b)	a body corporate that has voting power in the Company of not less than 20%; or

(c)	a body corporate in which the Company has voting power of not less than 20%;
“ASX Listing Rules” means the Listing Rules of ASX Limited ACN 008 624 691;

“Award” means a Conditional Award and/or a Matching Award as appropriate;

“Base Number of Shares” has the meaning given in Rule 1.6;

“Company” means Rio Tinto Limited;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” has the meaning given to it by Section 50AA of the Corporations Act 2001;

“Dealing Restrictions” means restrictions on the grant of an Award or the Vesting of Shares imposed by any applicable law, regulation or listing rule;

“Directors” means, subject to rule 8.4 (Directors), the board of directors of the Company or a duly authorised committee. The Directors may delegate authority to carry out specific tasks under these Rules to any one director, the secretary or any other person;

“Dividends”, in relation to a particular Award, means dividends on Shares (excluding any non-ordinary dividend which the Directors determine should be excluded) the record date for which was within the period between the grant of the Award and the day before the date on which those Shares are registered in the name of the relevant Participant (both inclusive);

“Expiry Date” means the tenth anniversary of the approval of the Plan by the Directors;

“Group” means:
(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other associated body corporate of the Company;
and “Member of the Group” shall be construed accordingly;

“Matching Award” means a right to acquire Shares granted under the Plan and linked to a Conditional Award;

“Participant” means a person holding an Award or his personal representatives;

“Plan” means these rules known as “The Rio Tinto Management Share Plan 2007” as changed from time to time;

“Retention Period” means the period of time during which Vested Shares are to be held for the purposes of a Matching Award;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 46 of the Corporations Act 2001 (Cth);

“Vesting” in relation to a Conditional Award or a Matching Award, means a Participant becoming entitled to have the Shares transferred to him subject to these rules and “Vested Shares” shall be construed accordingly;

“Vesting Condition” means any vesting condition imposed under rule 1.4 (Vesting Conditions);

“Vesting Period” means the period in respect of which a Vesting Condition is to be satisfied.